Exhibit 99.1

News Release
www.nortel.com

FOR IMMEDIATE RELEASE	May 16, 2007

For more information:

Media	Investors
Mohammed Nakhooda	(888) 901-7286
(905) 863-7407	(905) 863-6049
mohammna@nortel.com	investor@nortel.com
Nortel Reaches Settlement Agreement With OSC Staff
OSC Hearing to Consider Settlement Scheduled for May 22, 2007
TORONTO — Nortel* [NYSE/TSX: NT] announced today that the Ontario Securities Commission (OSC or the Commission) has issued a Notice of Hearing to consider a Settlement Agreement that has been reached by the Staff of the OSC with Nortel and its principal operating subsidiary Nortel Networks Limited (NNL). The Settlement Agreement relates to certain allegations made by the Staff regarding certain accounting practices which a previously announced Nortel independent inquiry found to have occurred during the 2000 fiscal year, the last two fiscal quarters of 2002 and the first two fiscal quarters of 2003, which had led to certain restatements of Nortel’s and NNL’s financial results.
The hearing will be held on May 22, 2007 to consider whether it is in the public interest for the Commission to make an order, pursuant to the Ontario Securities Act, approving the Settlement Agreement. As is customary in such cases, the terms of the Settlement Agreement are confidential and will be made public only if and when approved by the Commission.
About Nortel
 Nortel is a recognized leader in delivering communications capabilities that make the promise of Business Made Simple a reality for our customers. Our next-generation technologies, for both service provider and enterprise networks, support multimedia and business-critical applications. Nortel’s technologies are designed to help eliminate today’s barriers to efficiency, speed and performance by simplifying networks and connecting people to the information they need, when they need it. Nortel does business in more than 150 countries around the world. For more information, visit Nortel on the Web at www.nortel.com. For the latest Nortel news, visit www.nortel.com/news.
Certain statements in this press release may contain words such as “could”, “expects”, “may”, “anticipates”, “believes”, “intends”, “estimates”, ”targets”, “envisions”, “seeks” and other similar language and are considered forward-looking statements or information under applicable securities legislation. These statements are based on Nortel’s current expectations, estimates, forecasts and projections about the operating environment, economies and markets in which Nortel operates. These statements are subject to important assumptions, risks and uncertainties, which are difficult to predict and the actual outcome may be materially different from those contemplated in forward-looking statements. For additional information with respect to certain of these and other factors, see Nortel’s Annual Report on Form10-K, Quarterly Reports on Form 10-Q and other securities filings with the SEC. Unless otherwise required by applicable securities laws, Nortel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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     *Nortel, the Nortel logo and the Globemark are trademarks of Nortel Networks.